Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations for
Baxalta for THE THREE MONTHS ENDED MARCH 31, 2016 and 2015

The following is management’s discussion and analysis of the financial condition of Baxalta Incorporated (Baxalta or the company) as of March 31, 2016 and December 31, 2015 and the results of operations for the three months ended March 31, 2016 and 2015. This commentary should be read in conjunction with the unaudited condensed consolidated and combined financial statements and accompanying notes included in Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016.

Basis of Preparation in the Historical Financial Statements

The company’s condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015 and its condensed consolidated statement of income for the three months ended March 31, 2016 reflect the consolidated financial condition and results of operations of the company as an independent, publicly traded company following its separation from Baxter on July 1, 2015. Prior to the separation, the company did not operate as an independent, standalone company, but rather as a part of a larger group of companies controlled by Baxter. The results of operations for the three months ended March 31, 2015 reflect the combined results of operations of the company as carved-out from the combined reporting entity of Baxter (carve-out financial statements). There are limitations inherent in the preparation of all carve-out financial statements due to the fact that the company’s business was previously part of a larger organization. The basis of preparation included in the unaudited condensed consolidated and combined financial statements provides a detailed description of the treatment of historical transactions in periods prior to the separation. The company’s net income was most notably impacted by the following consequences of carve-out accounting and the separation:

•	Baxter utilized a centralized treasury management system and neither cash nor debt was allocated to Baxalta in the carve-out financial statements. In connection with the separation, the capital structures of both companies were re-aligned, resulting in Baxalta incurring its own debt and having adequate cash to fund its operations. The indebtedness has caused Baxalta to record interest expense beginning in June 2015. The results of operations of the company did not include a significant amount of interest expense during the three months ended March 31, 2015.

•	Additionally, as foreign currency risk was also hedged through the centralized treasury management system prior to separation, the company was not allocated gains or losses related to foreign currency exposures on balance sheet positions in the carve-out financial statements for the three months ended March 31, 2015. Following the separation, the company managed its foreign currency risk through various hedging activities and recognized gains or losses related to foreign currency exposures on balance sheet positions through other (income) expense, net during the three months ended March 31, 2016.

•	Prior to the separation, the statements of income included an allocation to the company from Baxter for the services provided by various Baxter functions including, but not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The total amount allocated to Baxalta from Baxter was $132 million during the three months ended March 31, 2015.

•	The company has incurred certain separation costs, which are primarily associated with the design and establishment of Baxalta as a standalone public company. These costs are included in the separation-and integration-related lines within the table under the “Special Items” caption below.

•	Income tax expense was computed on a separate company basis, as if operated as a standalone entity, a separate entity, or a separate consolidated group in each material jurisdiction in which the company operates during the three months ended March 31, 2015.

•	Concurrent with the separation, Baxalta entered into a manufacturing and supply agreement (MSA) with Baxter whereby Baxalta and Baxter produce certain products for one another at agreed upon terms. The MSA results in changes to both sales and cost of goods sold during the three months ended March 31, 2016 as compared to the prior year period because products were transferred at cost between Baxter and the businesses that comprised Baxalta prior to the separation.

Results of Operations

Special Items

The following table provides a summary of the company’s special items and the related impact by line item on the company’s results of operations for the three months ended March 31, 2016 and 2015.

	Three months ended March 31,
	2016		2015
	(in millions, except as otherwise indicated)
Gross Margin(1)
Business optimization items	$(66)		$—
Intangible asset amortization expense	(24)		(8)
Separation- and integration-related costs, net	(6)		—
Total Special Items	$(96)		$(8)
Impact on Gross Margin Ratio	(6.2	pts)	(0.6	pts)
Selling, General and Administrative Expenses(1)
Separation- and integration-related costs, net	$50		$36
Business optimization items(2)	—		(1)
Total Special Items	$50		$35
Impact on Selling, General and Administrative Expense Ratio	3.2	pts	2.6	pts
Research and Development Expenses(1)
Upfront and milestone payments to collaboration partners	$105		$—
Separation- and integration-related costs, net	—		7
Business optimization items(2)	—		(6)
Total Special Items	$105		$1
Other (Income) Expense, Net(1)
Separation- and integration-related costs, net	$(20)		$—
Total Special Items	$(20)		$—
Income Tax Expense(1)
Impact of special items	$(50)		$(11)
Impact on Effective Tax Rate	(3.4	pts)	(0.3	pts)
Total Special Items, net of tax	$181		$33

(1)	For Gross Margin, a number in parentheses represents an expense to the company, whereas in all other categories a number in parentheses represents a benefit.

(2)	Includes a portion allocated from Baxter related to shared activities or functions.

Management believed that providing the separate impact of the above items on the company’s results presented in accordance with generally accepted accounting principles in the United States (GAAP), when used in conjunction with the results presented in accordance with GAAP, can facilitate an additional analysis of the company’s results of operations, particularly in evaluating performance from one period to another. In periods prior to the separation, the special items identified above reflected the portions of special items reported by Baxter that were attributable to Baxalta.

Intangible Amortization Expense

Intangible asset amortization expense, which includes amortization of an inventory fair value step-up during the three months ended March 31, 2016 relating to the acquisition of ONCASPAR, is identified as a special item to facilitate an evaluation of operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance.

Additional items as described below are identified as special items because they are highly variable, difficult to predict, and of a size that may substantially impact the company’s reported operations for a period.

Upfront and Milestone Payments to Collaboration Partners

Upfront and milestone payments related to collaborations that have been expensed as R&D are uncertain and often result in a different payment and expense recognition pattern than internal R&D activities and therefore are typically treated as special items. Refer to the “Research and Development Expenses” caption below for additional information regarding the company’s upfront and milestone payments to collaboration partners.

Business Optimization Items

The company’s results for the three months ended March 31, 2016 were impacted by costs associated with optimizing its overall cost structure on a global basis by streamlining certain operations and rationalizing certain manufacturing facilities. The costs consisted of impairments of fixed assets and inventories, as well as estimated severance and other costs.

Prior to the separation, the company participated in business optimization plans initiated by Baxter. The company’s results for the three months ended March 31, 2015 were impacted primarily by benefits from adjustments to business optimization estimates initially recorded in prior periods. The net benefit during the three months ended March 31, 2015 prior to the separation included a portion allocated from Baxter related to shared functions or activities.

Separation-and Integration-Related Costs, Net

During both periods presented above, the company incurred costs related to the separation from Baxter and establishing Baxalta as an independent, standalone public company. The company also incurred integration-related expenses during the three months ended March 31, 2016 associated with the proposed merger with Shire.

Special Items Impacting Income Tax Expense

Income tax expense in all periods included the net tax benefit from the special pre-tax items discussed above.

Net Sales

	Three months ended March 31,		Percent change
	2016	2015	At actual currency rates	At constant currency rates
	(in millions, except percentage information)
United States	$879	$755	16%	16%
International	669	606	10%	19%
Total net sales	$1,548	$1,361	14%	18%

Foreign currency unfavorably impacted the net sales growth rate by 4 percentage points during the first quarter of 2016, due to a stronger U.S. dollar, primarily relative to the Euro, during the current year period compared to the prior year period.

The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. The company believes that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, can facilitate an additional analysis of the company’s results of operations, particularly in evaluating performance from one period to another.

The tables below present sales results for Baxalta’s product categories. The commentary beneath discusses growth drivers at constant currency rates.

Hematology

	Three months ended March 31,		Percent change
	2016	2015	At actual currency rates	At constant currency rates
	(in millions, except percentage information)
Hemophilia
United States	$346	$305	13%	13%
International	298	336	(11%)	(4%)
Total	$644	$641	0%	4%
Inhibitor Therapies
United States	$71	$63	13%	13%
International	128	103	24%	32%
Total	$199	$166	20%	25%
Total Hematology	$843	$807	4%	8%

Hemophilia includes sales of recombinant and plasma-derived hemophilia products (primarily factor VIII and factor IX).

Net sales growth during the three months ended March 31, 2016 was primarily driven by increased sales of recombinant factor VIII therapies:

•	U.S. growth was driven by both volume increases and modest pricing improvements for ADVATE. The late 2015 launch of ADYNOVATE, the company’s extended half-life recombinant factor VIII therapy, also contributed to the growth rate.

•	Internationally, sales growth was unfavorably impacted by the timing of ADVATE shipments to Brazil as part of the company’s partnership with Hemobrás. Partially offsetting this impact was increased demand for recombinant factor VIII therapies across other international markets.

•	Globally, recombinant factor VIII therapies contributed approximately 4 percentage points to the Hemophilia product category’s net sales growth rate.

Increased sales of RIXUBIS, a recombinant factor IX therapy that was first introduced in the U.S. market in 2013 and certain other markets beginning in 2015, contributed approximately 1 percentage point to the Hemophilia net sales growth rate.

Inhibitor Therapies include sales of the company’s products to treat patients with congenital hemophilia A or B who have developed inhibitors, as well as patients that have developed acquired hemophilia A due to an inhibitor.

Growth in net sales was driven by strong global sales of the company’s plasma-based inhibitor bypass therapy, FEIBA. Globally, FEIBA contributed approximately 22 percentage points to the Inhibitor Therapies net sales growth rate for the three months ended March 31, 2016:

•	In the United States, strong FEIBA growth was driven primarily by increased demand, including continued advancement in prophylactic use and enhanced penetration of the inhibitor portfolio in the acute care setting.

•	Strong international growth was due primarily to increased sales in Brazil, which included a favorable impact from timing of tender sales, as well as expanded use and continued penetration into certain other markets.

Immunology

	Three months ended March 31,		Percent change
	2016	2015	At actual currency rates	At constant currency rates
	(in millions, except percentage information)
Immunoglobulin Therapies
United States	$356	$328	9%	9%
International	97	92	5%	16%
Total	$453	$420	8%	10%
BioTherapeutics
United States	$65	$59	10%	10%
International	135	75	80%	92%
Total	$200	$134	49%	56%
Total Immunology	$653	$554	18%	21%

Immunoglobulin Therapies includes sales of the company’s antibody-replacement immunoglobulin therapies.

Net sales growth during the three months ended March 31, 2016 was driven by increased global demand for the company’s immunoglobulin therapies, which resulted in:

•	HYQVIA patient growth in both the United States and international markets. HYQVIA, the company’s differentiated immunoglobulin therapy for patients with primary immunodeficiency, was first launched in certain European markets in 2013 and in the United States in 2014.

•	Increased sales of other immunoglobulin therapy offerings in the United States, despite conversion of certain patients to HYQVIA. The company also benefited internationally from increased supply and further penetration into emerging markets.

BioTherapeutics includes sales of the company’s plasma-based therapies to treat alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute blood-related conditions, as well as revenue from manufacturing and supply arrangements.

Net sales growth during the three months ended March 31, 2016 was primarily driven by:

•	Revenues related to the MSA with Baxter of $41 million in the three months ended March 31, 2016, which contributed approximately 31 percentage points to the BioTherapeutics net sales growth rate. In connection with the separation, Baxalta and Baxter entered into the MSA whereby Baxalta manufactures and sells certain products and materials to Baxter. MSA revenues with Baxter are reported as international sales.

•	Increased international sales of albumin products, primarily due to volume growth. Globally, albumin products contributed approximately 18 percentage points to the product category’s net sales growth rate.

•	Strong U.S. demand for therapies that treat alpha-1 antitrypsin deficiency, which contributed approximately 7 percentage points to the global BioTherapeutics net sales growth rate.

Oncology

	Three months ended March 31,			Percent change
	2016	2015		At actual currency rates	At constant currency rates
	(in millions)
Oncology
United States	$41	$	―	N/M	N/M
International	11		―	N/M	N/M
Total	$52	$	―	N/M	N/M

Oncology includes sales of the company’s therapies to treat patients with cancer. The company began reporting Oncology revenues during the third quarter of 2015 following the acquisition of the ONCASPAR business, which the company completed in July 2015. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia.

Gross Margin and Selling, General and Administrative Expenses

	Three months ended March 31,
	2016	2015	Change
	(as a percent of net sales)
Gross margin	54.1%	58.0%	(3.9	pts)
Selling General and administrative expenses	24.8%	20.8%	4.0	pts

Gross Margin

The special items identified above had an unfavorable impact of 6.2 and 0.6 percentage points on the gross margin percentage during the first three months ended March 31, 2016 and 2015, respectively. Refer to the “Special Items” caption above for additional details.

Excluding the impact of special items, gross margin in the three months ended March 31, 2016 improved compared to the prior year period due to benefits from increased sales of higher-margin products such as ADVATE and FEIBA, a favorable contribution from ONCASPAR sales and impacts from the basis of preparation of the carve-out financial statements for the three months ended March 31, 2015 which caused lower pension-related and other costs during the current year period as compared to the prior year period. Partially offsetting the above factors was the impact of lower-margin revenues recorded in 2016 associated with the MSA with Baxter.

Selling, General and Administrative Expenses

Following the July 1, 2015 separation from Baxter, the composition of Baxalta’s selling, general and administrative expenses changed. The company no longer receives a significant allocation of costs from Baxter associated with certain corporate or other functions, and instead incurs actual costs associated with operating as a standalone public company, including expenses associated with certain separation-related agreements entered into with Baxter. Refer to Note 14 in the financial statements included as Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding the separation-related agreements.

The special items identified above had an unfavorable impact of 3.2 and 2.6 percentage points on the selling, general and administrative expense ratio during the three months ended March 31, 2016 and 2015, respectively.

In addition to the impact of special items, the three months ended March 31, 2016 were impacted by additional costs associated with operating as a standalone public company, including expenses related to the transition services agreement with Baxter, which in the aggregate exceeded allocated costs from Baxter during the prior year period. In addition, the company’s selling, general and administrative expense ratio during the three months ended March 31, 2016 was unfavorably impacted by costs supporting the company’s emerging oncology business, launch excellence initiatives and other investments supporting expansion of the company’s commercial and international operations.

Business Optimization Items

During the three months ended March 31, 2016, the company approved a business optimization plan to optimize its overall cost structure on a global basis by streamlining certain operations and rationalizing certain manufacturing facilities. The company recorded a charge of $66 million in cost of sales during the three months ended March 31, 2016 associated with this plan. The charge consisted of fixed asset and inventory impairments of $36 million and estimated severance and other costs of $30 million.

Prior to the separation, the company participated in business optimization plans initiated by Baxter. The company’s results for the three months ended March 31, 2015 included charges of $3 million allocated from Baxter and benefits of $10 million resulting from favorable adjustments to business optimization estimates initially recorded in prior periods. The company estimates that it has fully realized savings associated with business optimization initiatives initiated prior to the separation.

Refer to Note 6 in the financial statements included as Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding business optimization items.

Research and Development Expenses

	Three months ended March 31,
	2016	2015	Change
	(in millions, except percentage information)
Discovery, clinical and lifecycle management	$96	$99	(3%)
Upfront and milestone payments to collaboration partners	105	―	N/M
Other research and development expenses	79	57	39%
Total research and development expenses	$280	$156	79%
R&D expense as a % of sales	18.1%	11.5%	6.6	pts

Discovery, clinical and lifecycle management expenses consist of costs supporting specific R&D projects, including those in the exploratory or preclinical phase, those in early-or late-stage clinical trials, as well as those pending regulatory approval or supporting development of products that have already obtained regulatory approval.

While the company’s investments in discovery, clinical and lifecycle management R&D activities associated with several projects across hematology, immunology and oncology increased, total expenses decreased during the three months ended March 31, 2016 compared to the prior year period due primarily to the following factors:

•	An agreement with SFJ Pharmaceuticals Group (SFJ) that the company entered into in the second quarter of 2015 for the reimbursement of certain biosimilar development costs, which resulted in less R&D expense for the company during the three months ended March 31, 2016 compared to the prior year period. Biosimilar development costs funded by SFJ during the three months ended March 31, 2016 were $24 million.

•	A decrease in development costs related to ADYNOVATE, which obtained regulatory approval in the United States in November 2015.

•	Foreign currency exchange rate fluctuations, including strengthening of the U.S. dollar relative to the Euro during the three months ended March 31, 2016 as compared to the prior year period.

Upfront and milestone payments to collaboration partners charged to R&D expense during the three months ended March 31, 2016 included a $105 million upfront payment to Precision Biosciences (Precision) related to the development of chimeric antigen receptor (CAR) T cell therapies. There were no upfront and milestone payments to collaboration partners charged to R&D expense during the three months ended March 31, 2015.

Other research and development expenses include costs not directly attributable to individual projects and include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects, as well as special items such as business optimization and separation-and integration-related costs.

Other research and development expenses increased during the three months ended March 31, 2016 as compared to the prior year period primarily due to investments in infrastructure to support a standalone R&D function and several key projects in the company’s R&D pipeline, as well as a charge in the current year period associated with terminating an existing project.

Net Interest Expense

On June 23, 2015, Baxalta issued debt directly attributable to its business and began recording interest expense. Net interest expense during the three months ended March 31, 2016 of $23 million primarily reflects interest expense associated with the June 2015 debt issuance and is net of portions capitalized, amortization of deferred hedging gains and losses, and interest income.

Prior to the June 2015 debt issuance and during the three months ended March 31, 2015, Baxter’s third-party debt and the related interest expense were not allocated to the company as the company was not the legal obligor of the debt and Baxter borrowings were not directly attributable to the company’s business.

Other (Income) Expense, Net

During the three months ended March 31, 2016, other (income) expense, net was $21 million of income and consisted primarily of a $20 million gain following the settlement of an indemnification liability with Baxter.

During the three months ended March 31, 2015, other (income) expense, net was $12 million of expense and consisted primarily of other-than-temporary impairment charges of $9 million to write-down two of the company’s investments to their fair values.

Income Taxes

Effective Income Tax Rate

The company’s effective income tax rate from continuing operations was 15.7% and 22.7% during the three months ended March 31, 2016 and 2015, respectively. The company’s effective income tax rate differs from the U.S. federal statutory rate each year due to state and local taxes, certain operations that are subject to tax incentives, and foreign taxes that are different from the U.S. federal statutory rate. In addition, the effective tax rate can be affected each period by discrete factors and events.

The effective income tax rate decreased during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 primarily due to an increase in the amount of expenditures qualifying for the U.S. Research & Experimentation tax credit and the settlement of an indemnification liability with Baxter.

Liquidity and Capital Resources

Financial Condition

The following table summarizes components of the company’s financial condition as of March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
	(in millions)
Cash and equivalents	$911	$1,001
Current assets (including cash and equivalents)	$4,876	$4,708
Current liabilities	1,978	1,911
Working capital	$2,898	$2,797
Current maturities of capital lease obligations	$5	$3
Short-term debt	302	—
Long-term debt and capital lease obligations	5,317	5,265
Total debt and capital lease obligations	$5,624	$5,268

Cash and Equivalents

The company’s investment policy allowed it to invest its cash in highly-liquid investment vehicles, including institutional money market funds, certificates of deposits or time deposit accounts. The company’s cash and equivalents balance decreased during the three months ended March 31, 2016 due primarily to $280 million of upfront payments associated with collaboration agreements with Symphogen and Precision and $235 million of capital expenditures, partially offset by increases in short-term debt of $302 million and cash generated from operations of $128 million. The company’s cash flows are further discussed under the “Historical Cash Flows” caption below.

Working Capital

The company’s working capital is calculated as current assets, including cash and equivalents, less current liabilities. Working capital increased 4% during the three months ended March 31, 2016. Foreign currency exchange rate fluctuations contributed to the modest increase during the period.

Debt and capital lease obligations

During the three months ended March 31, 2016, the company issued and redeemed commercial paper, of which $300 million was outstanding as of March 31, 2016 with a weighted-average interest rate of 1.12%. This commercial paper is classified as short-term debt on the condensed consolidated balance sheet. The company did not have any commercial paper outstanding as of December 31, 2015.

Historical Cash Flows

The company’s historical cash flows reflect both continuing and discontinued operations.

	Three months ended March 31,
	2016	2015
	(in millions)
Net cash provided from (used for) operations	$128	$(142)
Net cash used for investing activities	(548)	(547)
Net cash provided from financing activities	328	689
Effect of foreign exchange rate changes on cash and equivalents	2	—
Change in cash and equivalents	$(90)	$—

Net Cash Provided From Operations

Operating cash flows during the three months ended March 31, 2016 increased as compared to the prior year period due in part to improved net income excluding non-cash charges.

Also contributing to the increase were lower reported cash outflows related to income taxes, which was primarily due to the basis of preparation of the carve-out financial statements for the three months ended March 31, 2015. In the carve-out financial statements, the company maintained an income tax payable to/from account with Baxter, and was deemed to have settled its current income tax payables with Baxter annually on the first day of each year. This annual settlement resulted in a significant operating cash outflow related to income taxes reported in the accrued liabilities line within the condensed combined statement of cash flows for the three months ended March 31, 2015, which reflected the full prior year’s current income tax expense and other current tax balances.

Net Cash Used For Investing Activities

The company’s net cash used for investing activities was essentially flat during the three months ended March 31, 2016 as compared to the prior year period as an increase in cash outflows for acquisitions was offset by lower capital expenditures.

Capital expenditures were $235 million and $301 million during the three months ended March 31, 2016 and 2015, respectively. The decrease was driven primarily by lower expenditures associated with the construction of the Covington, Georgia manufacturing facility as the company has completed a significant portion of the construction.

Cash outflows for acquisitions, net of cash acquired were $280 million and $228 million during the three months ended March 31, 2016 and 2015, respectively. During the three months ended March 31, 2016, cash outflows for acquisitions, net of cash acquired included a $175 million upfront payment associated with a collaboration agreement with Symphogen, for the development of immuno-oncology therapies, which was charged as R&D expense during 2015 upon entering into the agreement, and a $105 million upfront payment associated with a collaboration agreement with Precision for the development of CAR T cell therapies. During the three months ended March 31, 2015, cash outflows for acquisitions, net of cash acquired included $228 million for the acquisition of SuppreMol GmbH, a privately held biopharmaceuticals company based in Germany.

Net Cash Provided From Financing Activities

During the three months ended March 31, 2016 net cash provided from financing activities primarily included the following:

•	Net proceeds from issuances and repayments of commercial paper of $300 million.

•	Proceeds and excess tax benefits from share-based payments under employee benefit plans of $74 million.

•	Payment of $48 million for the company’s quarterly dividend declared in November 2015.

During the three months ended March 31, 2015, cash flows provided from financing activities were entirely related to net transactions with Baxter. Refer to Note 1 in the financial statements included as Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding the basis of preparation of the financial statements in periods prior to the separation.

Concentration of Credit Risk

Baxalta engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of March 31, 2016, the company’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $95 million, of which Greece receivables represented a $27 million balance. The company also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $174 million at March 31, 2016.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While the company believed that its allowance for doubtful accounts as of March 31, 2016 was adequate, future governmental actions and customer-specific factors may require the re-evaluation of the collectability of its receivables and the company could potentially incur additional credit losses that materially impact its results of operations.

Off-Balance Sheet Arrangements

Baxalta periodically enters into off-balance sheet arrangements. Certain contingencies arise in the normal course of business, and are not recorded in the consolidated balance sheet in accordance with GAAP (such as contingent milestone payments associated with the company’s collaboration agreements). Also, upon resolution of uncertainties, the company may incur charges in excess of presently established liabilities for certain matters (such as contractual indemnifications). The company’s significant off-balance sheet arrangements and contingencies as of December 31, 2015 are discussed in the consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016. Refer to Note 5, Notes 11 and 17, and Note 16 to the annual consolidated and combined financial statements for information regarding collaboration agreements, indemnifications and legal contingencies, respectively.

Material updates to off-balance sheet arrangements are discussed in the unaudited condensed consolidated interim financial statements contained in the financial statements included as Exhibit 99.3 of the Current Report on Form 8-K filed by Shire on June 3, 2016. Refer to Note 4, Note 14 and Note 13 for information regarding collaboration agreements, indemnifications and legal contingencies, respectively.